Exhibit 99.1

Contact: Les Nelson
Director — Investor Relations
(309) 347-9709

Aventine Common Shares to Move to Over-the-Counter Market

PEKIN, IL, (March 23, 2009) - Aventine Renewable Energy Holdings, Inc (NYSE:AVR), a producer and marketer of fuel-grade ethanol, today announced that its common stock will be quoted on the Over-the-Counter (“OTC”) markets beginning Monday, March 30, 2009.  The Company expects its stock to continue to be actively traded on the Pink Sheets and is taking the appropriate steps to be quoted on the OTC Bulletin Board (“OTCBB”) as well.  The move from the New York Stock Exchange to OTC markets is due to the Company’s current low market capitalization.

The Company’s NYSE ticker symbol “AVR” will be discontinued and a new OTC ticker symbol will be issued.  Information on the Pink Sheets can be accessed via Pink Sheets’ website at www.pinksheets.com and on the OTCBB via the OTCBB’s website at www.otcbb.com.  Although the Company’s common shares will be changing markets, the transition to the OTC market will have no effect on the shares themselves or the Company’s filing obligations with the U.S. Securities and Exchange Commission.

About Aventine

Aventine is a producer and marketer of ethanol to many leading energy companies in the United States.  In addition to ethanol, Aventine also produces distillers grains, corn gluten meal, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.